EXHIBIT 1.2



                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                               d/b/a/ SHOPBIZ.COM






                                 Exhibit No. 1.2
                            Executed Escrow Agreement










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                                ESCROW AGREEMENT


     This Agreement made this 14th day of February, 2000, by and between MediaComm Broadcasting Systems, Inc., d/b/a Shopbiz.com, a Colorado corporation (the "Company") and U.S. Bank National Association (the "Escrow Agent").

                                  WITNESSETH:

     WHEREAS, the Company has caused to be prepared and filed a form SB- 2 registration statement with the Securities and Exchange Commission pursuant to which the Company proposes to issue, and to offer for sale to the public shares of its Common Stock, no par value per share (the "Common Stock"), the Common Stock to be offered and sold by the Company on a 450,000 shares minimum, "all-or-none", 900,000 shares maximum self underwritten basis at a price of $1.00 per share with a minimum purchase requirement thereunder of $1,000; and

     WHEREAS, pursuant to the terms of the registration statement, provision must be made to impound in escrow for the benefit of the purchasers of the Offering, $450,000 of the gross proceeds which may be received from sale of the Common Stock which may be sold; and

     WHEREAS, the Company desires to enter into an agreement with the Escrow Agent for the purpose of fulfilling the escrow requirements as set forth in the registration statement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties agree as follows:

     1. The Company shall, immediately upon receipt thereof, deliver to the Escrow Agent, or cause others to deliver, all proceeds from the sale of up to 450,000 shares of Common Stock, together with a written account of each sale, which material shall set forth, among other things, the purchaser's name and address, the purchaser's tax identification number, the number of shares purchased, the amount paid therefor, and whether the consideration received was in the form of cash or evidenced by a check. Proceeds from sale of in excess of the 450,000 shares minimum shall not be deposited with the Escrow Agent.


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     2.   All funds or remittances delivered to the Escrow Agent pursuant hereto shall be deposited within three business days after receipt by the Escrow Agent in a separate account designated substantially as "Shopbiz.com - Escrow Account" (the "Escrow Account"). The Escrow Account shall be created and maintained subject to provisions hereinafter. During the Escrow Period (hereinafter defined) none of the amounts deposited in the Escrow Account shall become the property of the Company or any other person or be subject to the debts of the Company or any other person except as expressly provided herein with respect to payment by the Escrow Agent to the Company, and the Escrow Agent shall neither make nor permit any disbursements from the Escrow Account except as expressly provided herein.

     3. The Escrow Period shall begin on the effective date hereof as stipulated in Section 19 hereof, and shall terminate:

               (i) upon sale of the 450,000 shares minimum within the Offering Period; or
               (ii) _______, ___ (60 days from the date of the Prospectus), which period may be extended for an additional period not to exceed 60 days (the "Offering Period").

     4. In the event the Escrow Period terminates pursuant to the provision of Paragraph 3(i) hereof, the Escrow Agent shall immediately provide written notice to the Company that funds deposited in the Escrow Account total at least $450,000 and the Escrow Agent shall deliver and pay over to the Company on the Disbursement Date, all amounts deposited in the Escrow Account. In the event proceeds in the minimum amount necessary have been received before expiration of the Escrow Period, an additional period not to exceed 10 days may be allowed to collect funds deposited in the Escrow Account. The Disbursement Date, as used herein, shall be defined as a date to be designated in writing to the Escrow Agent by the Company which date shall be subsequent to the date upon which proceeds in the amount of at least $450,000 are deposited in the Escrow Account, if such event occurs prior to the expiration of the Offering Period. On the making of the payments by the Escrow Agent as provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any further liabilities or responsibilities as to funds paid to the Company.



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     5.   In the event the Escrow Period terminates pursuant to the provision of
          Paragraph 3(ii), under circumstances where the minimum of $450,000 shall not have been deposited in the Escrow Account, then the Escrow Agent shall, as promptly as possible after such termination and on the basis of its records of the Escrow Account, return to each purchaser of the Common Stock the collected amounts paid by him, without interest thereon or deduction therefrom. All amounts paid or payable to each purchaser pursuant to this paragraph shall be deemed to be the property of each purchaser, free and clear of any or all claims of the Company or of any of its credits, and all subscriptions to purchase the Common Stock shall be deemed cancelled without any further liability of such purchasers to pay for the Common Stock. The Escrow Agent shall be required to make such payments only to the persons named in the written accounts of sale furnished by the Company pursuant to Paragraph 1 hereof. At such time as the Escrow Agent shall have made all the payments and remittances provided for in this paragraph, the Escrow Agent shall be discharged completely and released of any and all further liabilities and responsibilities hereunder.

     6. With regard to any funds payable to the purchasers of the Common Stock which the Escrow Agent cannot, for any reason, disburse to said purchaser pursuant to Paragraph 5 herein, the Escrow Agent, may, after reasonable efforts to locate said purchaser, deposit said funds with the Clerk of the District Court of the County of Jefferson, State of Colorado, or with the Clerk of the United States District Court for the District of Colorado, and interplead the Company and said purchaser. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from the further liability or responsibility under the terms hereof. The Company, for itself, its successor and assigns, does hereby submit itself to the jurisdiction of said court and does hereby appoint the clerk of said court as its agent for service of all process in connection with the proceedings mentioned in this paragraph, with a copy of any service mailed U.S. Mail, certified, return receipt requested.

     7. The Escrow Agent shall be solely responsible for determining proceeds which constitute "collected amounts" as such term is used in this Agreement. The Company shall reimburse the Escrow Agent for any checks returned following the Escrow Agent's payment to the Company of the amounts set forth in Paragraph 4 above.


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     8.   The Company shall deliver to the Escrow Agent appropriate written notice of any extension of the offering period at the date thereof.

     9. Escrow Agent assumes no responsibilities obligations, or liabilities except those expressly provided for in this Agreement as follows:

          (a) Escrow Agent shall have no responsibility, obligation or liability to any person with respect to any action taken, suffered or omitted to be taken by it in good faith under this Agreement and shall in no event be liable hereunder except for its gross negligence or willful misconduct.

          (b) Notwithstanding anything herein to the contrary, no reference in the Agreement to any other agreement shall be construed or deemed to enlarge the responsibilities, obligations, or liabilities of Escrow Agent set forth in this Agreement, and Escrow Agent is not charged with knowledge of any other agreement.

     10. A one-time escrow fee in the amount of $1,000 shall be paid to Escrow Agent by the Company simultaneously with the execution, and signing of this Agreement, which fee shall be paid by the Company whether or not this Agreement becomes effective pursuant to Section 19 herein.

     11. The Escrow Agent shall invest funds in the triple "A" rated First American Treasury Obligations Money Fund (Class D). Company hereby confirms receipt of the First American Funds prospectus. Company further acknowledges that the fund investment advisor and custodian are subsidiaries of U.S. Bancorp, and investment in the fund includes approval of the fund's fees and expenses as detailed in the prospectus, including advisory and custodial fees and shareholder service expenses (which may be so called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank Trust National Association or U.S. Bank National Association, or subsidiaries of U.S. Bancorp. The shares of the funds are not deposits or obligations of, or guaranteed by, any bank including U.S. Bank National Association, U.S. Bank Trust National Association or any of their affiliates, nor are they insured by the Federal Deposit Insurance Commission, the



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          Federal Reserve Board or any other agency. The investment in the funds involves investment risk, including possible loss of principal. All accrued interest shall be remitted to the Company upon termination of the Escrow Period pursuant to Section 3. The Company shall provide Escrow Agent with a W-9 or W-8 IRS tax form upon execution of this Agreement. A statement of citizenship will be provided if requested by Escrow Agent. The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

     12. The Escrow Agent shall not issue any certificate of deposit, share certificates, or any other instrument or document representing any interest in the deposited funds, except written notice acknowledging receipt of deposited funds from the Company, a copy of such receipt to be delivered from time to time by the Escrow Agent to the Company.

     13. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or negligence and it shall, accordingly, not incur any such liability with respect to (a) any action taken or omitted in good faith upon advise of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, and (b) any action taken or omitted in reliance upon any instrument, including the written advise provided for herein, not only as to the execution, validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to be in compliance with the provisions of this Agreement.

     14. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursement, which may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, except losses occasioned by the negligence or willful misconduct of the Escrow Agent or its agents, including any litigation arising from this Agreement or involving the subject matter hereof.

     15. In the event of any dispute between the parties or between a party and a third party, as to the validity or meaning of these instructions, or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

          (a) That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction and shall sustain no liability for its failure to act pending such process or court order or indemnification;

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          (b)  That, if the dispute does not involve the Escrow Agent, it may in its sole and absolute discretion, after reasonable efforts to settle the dispute have failed, deposit the property described herein or so much thereof as remains in its hands with the then clerk, or acting clerk of District Court of the County of Jefferson, State of Colorado, and interplead the Company, and any third party complainant, and upon so depositing such property and filing its complaint in interpleader, it shall be relieved of all liability under the terms hereof as to the property so deposited and shall be entitled to recover in such interpleader action, from the Company, its reasonable attorney's fees and related costs and expenses incurred in commending such action and further more, the Company, for itself, its successors or assigns, does hereby submit itself to the jurisdiction of said court and does hereby appoint the then clerk or acting clerk of said court as its agent for the service of all process in connection with such proceedings.

     16. The Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder, unless or until requested to do so by the Company and then only upon receiving full indemnity in an amount, and of such a character as it shall require, against any and all claims, liabilities, judgements, attorney's fees and other expenses of every kind in relation thereto.

     17. All notices, demands, or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram, or cable, in the case of the Company:

                    Don E. Montague, Chief Executive Officer
                           925 West Kenyon Avenue #15
                            Englewood, Colorado 80110
                              Phone: (303) 762-6444
                               Fax: (303) 762-6448


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and in the case of the Escrow Agent:

                       U.S. Bank Corporate Trust Services
                              180 East Fifth Street
                               St. Paul, MN 55101
                                Attn: Chad Myers
                              Phone: (651)244-8542
                               Fax: (651) 244-8555

                                With Fax Copy to:
                                William MacMillan
                              Phone: (303) 585-4595
                               Fax: (303) 585-6865

     18. The validity, interpretation and construction of this Agreement and each party hereto shall be governed by the laws of the State of Colorado.

     19. This Agreement shall not become effective until delivery to Escrow Agent of a final Prospectus which forms a part of the aforesaid registration statement on Form SB-2 under the Securities Act of 1933 that has become effective, and the Company shall have delivered to the Escrow Agent a definitive copy of such final Prospectus.

     IN WITNESS WHEREOF, the Company and the Escrow Agent have executed this Agreement on the day and year first above written.

                                 THE COMPANY:

                                 MEDIACOMM BROADCASTING SYSTEMS,
                                 INC.
                                 d/b/a Shopbiz.com

                                 By: /s/
                                     -------------------------------------------
                                  Don E. Montague, Chief Executive Officer


                                 THE ESCROW AGENT:

                                 U.S. BANK NATIONAL ASSOCIATION

                                 By: /s/ Dawnita Ehl
                                     -------------------------------------------
                                 Title: Assistant Vice President